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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                        SUPERCONDUCTOR TECHNOLOGIES INC.

        Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

        1. The name of the Corporation is Superconductor Technologies Inc. The Corporation was originally incorporated under that name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 11, 1987.

        2. Pursuant to Section 245 of the Code, this Amended and Restated Certificate of Incorporation restates and integrates the provisions of the Certificate of Incorporation of the Corporation as approved by the Company's Board of Directors and does not further amend the provisions of such Certificate of Incorporation.

        3. The text of the Amended and Restated Certificate of Incorporation as previously amended or supplemented is hereby restated to read in its entirety as follows:

                                   "ARTICLE I

       The name of this corporation is "SUPERCONDUCTOR TECHNOLOGIES INC."


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                                   ARTICLE II

        The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                   ARTICLE III

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State Delaware.


                                   ARTICLE IV

        Section 1. Designation and Amount. The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is 30,000,000, par value $0.001 per share, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000, par value $0.001 per share. Of the Preferred Stock, 64,584 shares shall be designated Series A-2 Preferred Stock (the "Series A-2 Preferred"), 12,500 shares shall be designated Series A-3 Preferred Stock (the "Series A-3 Preferred"), 50,000 shares shall be designated Series B-1 Preferred Stock (the "Series B-1 Preferred") and 41,667 shares shall be designated Series C Preferred Stock (the "Series C Preferred").

        The undesignated 1,831,249 shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, designations, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.



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        The rights, preferences, privileges and restrictions granted to or imposed on the Common Stock and Preferred Stock are as follows:

        Section 2. Rank. Except as provided in Article IV, Section 8, the Series A-2, Series A-3, Series B-1 and Series C Preferred shall rank (i) prior to the Common Stock; (ii) pari passu with each other, and pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A-2, Series A-3, Series B-1 and Series C Preferred; and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A-2, Series A-3, Series B-1 and Series C Preferred, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

        Section 3. Dividends. The holders of shares of Series A-2, Series A-3, Series B-1 and Series C Preferred shall be entitled to receive dividends, out of funds legally available therefor, payable in preference and priority to any payment of any dividend on Common Stock of the Corpora tion, at the rates of $3.60, $4.80, $5.60 and $5.04 per share (adjusted for any recapitalization, stock combinations, stock dividends, stock splits and the like (a "Recapitalization")) per annum, respectively, provided, however, that in the event Stockholder Approval (as defined in Article IV, Section 6(h)) is not obtained, then effective as of March 26, 1998, August 11, 1998, September 2, 1998 and March 5, 1999, for the Series A-2, Series A-3, Series B-1 and Series C Preferred, respectively, the $3.60, $4.80, $5.60 and $5.04 dividends shall be increased to $12.00, $16.00, $16.00 and $14.40 per share, respectively (as adjusted for Recapitalizations). Such dividends shall be cumulative, accrue daily (beginning March 26, 1998, August 11, 1998, September 2, 1998 and March 5, 1999, for the Series A-2, Series A-3, Series B-1 and Series C Preferred, respectively) and be paid quarterly in cash or as an addition to the Liquidation Preferences of the Series A-2, Series A- 3, Series B-1 and Series C, respectively (as defined below). No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in Common Stock, until all dividends due and payable on the Preferred Stock have been declared and paid, and then such dividends on the Common Stock shall not be in excess of the dividends paid on the Preferred Stock unless the amount of such excess is also paid on the Preferred Stock on an as-converted per share basis.

        Section 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), distributions to the stockholders of the Corporation shall be made in the following manner:

               (a) The holders of Series A-2, Series A-3, Series B-1 and Series C Preferred shall be entitled to receive, on a pari passu basis with each other holder of Series A-2, Series A-3, Series B-1 and Series C Preferred and any series of Preferred Stock ranked pari passu with the Series A-2, Series A-3, Series B-1 and Series C Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any series of Preferred Stock ranked junior to the Series A-2, Series A-3, Series B-1 or Series C Preferred or holders of Common Stock by reason of their ownership of such stock, an amount per share equal to the sum (the



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"Liquidation Preference") of (1) $60.00, $80.00, $80.00 and $72.00 for each share of Series A-2, Series A-3, Series B-1 and Series C Preferred, respectively, then held by them, adjusted for any Recapitalization with respect to such shares, and, (2) an amount equal to all unpaid dividends on the Series A-2, Series A-3, Series B-1 and Series C Preferred held by them; provided, however, in the event of a Liquidation Event pursuant to Article IV, Section 4(b) below that is consummated on or before March 26, 2001 in the case of the Series A-2 or Series A-3 Preferred, or on or before March 5, 2002 in the case of the Series C Preferred, the Liquidation Preference shall be (i) for the Series A-2 Preferred, the greater of (1) $72.00 or (2) $60.00 plus all accrued dividends for each share of Series A-2 Preferred, (ii) for the Series A-3 Preferred, the greater or (1) $96.00 or (2) $80.00 plus all accrued dividends for each share of Series A-3 Preferred, and (iii) for the Series C Preferred, the greater of (1) $86.40 or (2) $72.00 plus all accrued dividends for each share of Series C Preferred, adjusted for any Recapitalizations with respect to such shares. If the assets and funds thus distrib uted among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock on a pari passu basis in proportion to the aggregate preferential amount of shares of Preferred Stock outstanding as of the date of the distribution upon the occurrence of such event. After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets, based on the number of shares of Common Stock held.

               (b) For purposes of this Article IV, Section 4, a merger or consolidation of the Corporation (as contemplated under Section 251 of the Delaware General Corporation Law, or similar state statute) with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations (the "Consideration") as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a Liquidation Event (such that the Preferred holders shall be entitled to receive Consideration equal to the value of the Liquidation Preference for the respective series of Preferred Stock held) unless the stockholders of this Corporation immediately prior to such consolidation, merger, sale of assets or reorganization hold or control more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a Liquidation Event.

        Section 5. Voting Rights. Except as otherwise required by law, the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted, subject to the limits set forth in
Article IV, Section 6(h) below, at the record date for determination of the stockholders entitled to vote on such



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matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

        Section 6. Conversion. The holders of Series A-2, Series A-3, Series B-1 and Series C Preferred have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Subject to the limits set forth in Article IV, Section 6(h) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined:

                      (1) in the case of the Series A-2 Preferred, by dividing $60.00 by the Series A-2 Conversion Price, determined as hereinafter provided,

                      (2) in the case of the Series A-3 Preferred, by dividing $80.00 by the Series A-3 Conversion Price, determined as hereinafter provided,

                      (3) in the case of the Series B-1 Preferred, by dividing $80.00 by the Series B-1 Conversion Price, determined as hereinafter provided, and

                      (4) in the case of the Series C Preferred, by dividing $72.00 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of their respective conversions.

        The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series A-2, Series A-3, Series B-1 and Series C Preferred shall initially be $3.00, $4.00, $4.00 and $3.60 with respect to each share of Series A-2, Series A-3, Series B-1 and Series C Preferred, respectively (the "Series A-2 Conversion Price", "Series A-3 Conversion Price", "Series B-1 Conversion Price", and "Series C Conversion Price", respectively). The term "Conversion Price," as used herein shall refer to the respective Conversion Price of each series of Preferred Stock. The initial Conversion Price shall be subject to adjustment as hereinafter provided.

               (b) Automatic Conversion. Subject to the limits set forth in
Article IV, Section 6(h) below, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series upon the election of holders of at least a majority of the then outstanding shares of Preferred Stock.



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               (c) Mechanics of Conversion. The mechanics of conversion set forth in this Article IV, Section 6(c) are subject to the limits set forth in
Article IV, Section 6(h) below. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article IV, Section 6(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connec tion with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, then on the date of election by a majority of the then outstanding shares of Preferred Stock, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) (1) Adjustment of Conversion Price of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

                             (i) Adjustments for Subdivisions, Combinations or
Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.



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                             (ii) Adjustments for Stock Dividends and Other
Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the deter mination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Article IV, Section 6 or as provided in Article IV, Section 3, then and in each such event, the holders of Preferred Stock shall receive at the time of such distribution the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                             (iii) Adjustments for Reclassification, Exchange
and Substitution. Except as provided in Article IV, Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock shall have been entitled upon such reorganization or reclassification.

                      (2) Adjustments of Conversion Price for Diluting Issues. In addition to the adjustment of the Conversion Price provided in Article IV,
Section 6(d)(1) above, the Conversion Price shall be subject to further adjustment from time to time as follows:

                             (i) Special Definitions. For purposes of this
Article IV, Section 6(d)(2), the following definitions shall apply:

                                    (1) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (2) "Original Issue Date" shall mean March
26, 1998, August 11, 1998, September 2, 1998 and March 5, 1999, for the Series A-2, Series A-3, Series B-1 and Series C Preferred, respectively.

                                    (3) "Convertible Securities" shall mean
securities convertible into or exchangeable for Common Stock.

                                    (4) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Article IV, Section 6(d)(2)(iii), deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued or issuable:



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                                            (A) upon conversion of shares of the
Preferred Stock;

                                            (B) to officers, directors and
employees of, and consultants to, the Corporation pursuant to plans and arrangements approved by the Board of Directors;

                                            (C) as a dividend or other
distribution on the Preferred Stock or pursuant to clause (i), (ii) or (iii) of
Article IV, Section 6(d)(1);

                                            (D) upon the exercise of options
issued prior to the Original Issue Date;

                                            (E) to research or development
collaborators or to banks or other institutional lendors or lessors in connection with capital asset leases or borrowings for the acquisition of capital assets, pursuant to any arrangement approved by the Board of Directors;

                                            (F) upon exercise of warrants
outstanding on the Original Issue Date or warrants to be issued pursuant to agreements outstanding on the Original Issue Date, including, without limitation, the following warrants: the warrant, dated as of November 22, 1997, the warrant dated as of December 21, 1998, the warrants issued or issuable pursuant to the Letter Agreement between the Company and Tanner Unman Securities, Inc., dated as August 10, 1998, the warrants issued or issuable pursuant to the Exchange Agreement, any additional warrants to be issued pursuant to the Securities Purchase Agreement dated as of September 2, 1998, and any Preferred Stock purchase agreement entered into before Stockholder Approval (as defined below);

                                            (G) with the written approval of the
holders of a majority of the outstanding Series A-2, Series A-3, Series B-1 or Series C Preferred, respectively, in the event that an issuance would otherwise trigger an anti-dilution adjustment for such Series A-2, Series A-3, Series B-1 or Series C Preferred under Article IV, Section 6(d)(2), or

                                            (H) by way of dividend or other
distributions on securities referred to in clauses (A), (B), (C), (D), (E), (F) and (G) above.

                             (ii) No Adjustment of Conversion Price. No
adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                             (iii) Deemed Issue of Additional Shares of Common
Stock.



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                                    (1) Options and Convertible Securities.
Except as otherwise provided in Article IV, Section 6(d)(2)(i) above, in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article IV, Section 6(d)(2)(v) below) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which additional shares of Common Stock are deemed to be issued:

                                            (A) no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                            (B) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consid eration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                            (C) upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                                   (I) in the case of
Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the addi tional consideration, if any, actually received by the Corporation upon such conversion or exchange, and



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                                                   (II) in the case of Options
for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                            (D) no readjustment pursuant to
clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                            (E) in the case of any Options which
expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                             (iv) Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article IV, Section 6(d)(2)(iii), but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to Article IV, Section 6(d)(i)) without consideration or for a consideration per share less than the Conversion Price, in effect on the date of, and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue,
(ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue and (iii) the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this Article IV, Section 6(d)(2)(iv), all shares of Common Stock issuable upon exercise of outstanding Options or conversion of outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Article IV,
Section 6(d)(2)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.



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                             (v) Determination of Consideration. For purposes of
this Article IV, Section 6(d)(2), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) Cash and Property: Such consideration
shall:

                                            (A) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation (excluding amounts paid or payable for accrued interest or accrued dividends);

                                            (B) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (C) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                    (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article IV, Section 6(d)(2)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                            (x) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Option or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                            (y) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e) No Impairment. Except as provided in Article IV, Section 8, the Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in



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the carrying out of all the provisions of this Article IV, Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article IV,
Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

               (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                      (1) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                      (2) to effect any reclassification or capitalization of its Common Stock outstanding involving a change in the Common Stock; or

                      (3) to merge or consolidate with or into any other person or entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

                             (i) at least twenty (20) days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (2) and (3) above; and

                             (ii) in the case of the matters referred to in (2)
and (3) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

        Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the Corporation. The above written notice requirement may be waived for any series of Preferred Stock by the holders of a majority of the then outstanding shares of that respective series of Preferred Stock.

               (h) Limits on Conversion. Notwithstanding anything herein to the contrary, the Series A-2, Series A-3, Series B-1 and Series C Preferred of the Corporation and any additional shares of Preferred Stock issued by the Corporation prior to Stockholder Approval (as defined below), and the outstanding warrants to purchase Common Stock of the Corporation (issued or issuable to holders of such shares of Preferred Stock pursuant to agreements outstanding as of February 26, 1999 or entered into prior to Stockholder Approval) (collectively, the "Securities") shall not be convertible into or exercisable for (as the case may be) shares of Common Stock in excess of 1,533,709 shares (as adjusted for Recapitalizations and the like) (the "19.9% Cap" or the "Allowed Conversion Shares"), unless the Corporation has received stockholder approval to eliminate such 19.9% Cap at a duly held meeting of the stockholders in calendar 1999 (the "Stockholder Approval"). Until Stockholder Approval has been obtained (or, if Stockholder Approval is not obtained, then continuing thereafter) the 19.9% Cap shall apply and each holder of Securities (each a "Holder") shall have the right to convert its Preferred Stock or exercise its warrants only up to its pro rata portion of the Allowed Conversion Shares. A Holder may waive in writing its right to convert or exercise (or transfer to another Holder) its pro rata portion of the Allowed Conversion Shares. In the event that a Holder converts or exercises its Securities, then the number of Allowed Conversion Shares will be reduced by such amount.

        Section 7. Status of Converted Stock. In case any shares of Preferred Stock shall be repurchased or converted pursuant to Article IV, Section 6, the shares so repurchased or converted shall be cancelled and shall not be issued by the Corporation and this Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized Preferred Stock.

        Section 8. Covenants. In addition to any other rights provided by law, so long as at least twenty-five percent (25%) of the shares of any authorized series of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of that respective series of Preferred Stock:

               (a) amend or repeal any provision of the Corporation's Amended and Restated Certificate of Incorporation, certificates of designation or Bylaws if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the affected series of Preferred Stock; or

               (b) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the affected series of Preferred Stock.

                                    ARTICLE V

        The Corporation is to have perpetual existence.


                                   ARTICLE VI

        Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.


                                   ARTICLE VII

        Section 1. The number of directors of the Corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

        Section 2. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.


                                  ARTICLE VIII

        Elections of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                   ARTICLE IX

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                    ARTICLE X

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                                   ARTICLE XI

        To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 30th day of March, 1999.


                                        SUPERCONDUCTOR TECHNOLOGIES INC.


                                        /s/ M. Peter Thomas
                                        ----------------------------------------
                                        M. Peter Thomas, President and Chief
                                        Executive Officer



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